Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the use of our report dated February 28, 2022, with respect to the consolidated financial statements of Yum China Holdings, Inc. and the effectiveness of internal control over financial reporting, included herein.

/s/ KPMG Huazhen LLP

Shanghai, China

November 1, 2022